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                                                                      EXHIBIT 59


FOR IMMEDIATE RELEASE
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                        RENTAL SERVICE CORPORATION BOARD
                  CONFIRMS INADEQUACY OF UNITED RENTALS OFFER;
                  WILL FURTHER EXPLORE STRATEGIC ALTERNATIVES


SCOTTSDALE, AZ -- June 9, 1999 -- Rental Service Corporation (NYSE: RSV) ("RSC") announced today that its Board of Directors, after receiving and evaluating a joint presentation from its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, confirmed its previous determination that the pending tender offer from United Rentals at $22.75 per share is inadequate and not in the best interests of RSC or its stockholders. The Board continues to urge RSC's stockholders to reject United Rentals' tender offer and not to deliver consents to United Rentals with respect to its solicitation of consents to remove and replace RSC's directors.

The Board also determined that RSC's senior management and its legal and financial advisors should further explore the Company's strategic alternatives. The Board authorized its financial and legal advisors to provide confidential business and financial information and access to RSC's senior management to third parties who enter into appropriate confidentiality/standstill agreements.

In addition, the Board set August 27, 1999 as the date for the Company's annual stockholder meeting. Stockholders of record as of July 7, 1999 will be entitled to vote at the meeting.

Rental Service Corporation is a leader in the rapidly growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing and construction markets. Headquartered in Scottsdale, Arizona, RSC operates 255 locations throughout the United States and Canada.


Contact Information


Rental Service Corporation         Kekst and Company

Robert M. Wilson, 480/905-3300     Thomas Davies or David Kronfeld, 212/521-4800



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